Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Paul Goldberg	http://www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER NAMES ROBERT A. LIVINGSTON CHIEF EXECUTIVE OFFICER AND
RONALD L. HOFFMAN RETIRES
New York, NY, November 25, 2008 — Dover Corporation (NYSE:DOV) announced today that Robert A. Livingston, 55, has been named Chief Executive Officer and elected to the Board of Directors, effective December 1, 2008. The company also announced that Ronald L. Hoffman, 60, Dover’s current Chief Executive Officer, will retire effective November 30, 2008. These actions reflect an orderly management transition that was first announced by Dover in June of this year.
Mr. Livingston said, “I look forward to leading Dover, and building upon its solid foundation of world-class businesses and operational excellence. Working with the executive management team, I am confident we can leverage our leadership position and drive significant synergies, delivering superior shareholder value through improved performance and strategic capital allocation initiatives. I also want to personally thank Ron Hoffman for his many years of dedicated service to Dover.”
Mr. Hoffman stated, “I am delighted that Bob Livingston will serve as Dover’s sixth CEO and am confident that his proven track record will serve all Dover stakeholders well in the coming years. I am very proud of the significant improvements my management team has implemented, including PERFORMANCECOUNTS and the portfolio reconfiguration, which have resulted in meaningful positive changes to Dover’s performance and competitive position. I have had a very rewarding career at Dover and, as I look forward to retirement, I leave Dover knowing that the company is on solid footing and in very capable hands.”
James L. Koley, Dover’s Chairman of the Board, added, “I am extremely pleased that Bob Livingston has been selected as Dover’s next Chief Executive Officer. After a comprehensive internal and external evaluation process, Bob clearly emerged as the person best qualified to lead Dover’s future growth. The Board is excited at the prospect of Bob’s leadership and is fully supportive of his vision for the future. We would also like to thank Ron for his years of service to Dover and wish him a long and happy retirement.”
Mr. Livingston has been with Dover for 25 years and has been President and Chief Operating Officer of Dover Corporation since June 2008. Prior to that, he served in a variety of roles, most recently as Dover’s Engineered Systems President and Chief Executive Officer.  Within Engineered Systems, he managed the Product Identification and Engineered Products platforms. Before that, Mr. Livingston was President and CEO of Dover Electronics and was President of Vectron from 2001 to 2004. Before that, he was Executive Vice President of Dover Technologies with primary responsibility for the Specialty Electronics Components companies and previously served Dover Technologies as its Chief Financial Officer. Mr. Livingston joined Dover with the acquisition of K&L Microwave in 1983 and has a B.S. in Business Administration from Salisbury University.
Dover Corporation, with over $7.5 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.